QUANEX BUILDING PRODUCTS CORPORATION
CASH SETTLED
PERFORMANCE SHARE AWARD AGREEMENT
[___________________]
Grantee

Date of Award:	[___________________]
Target Number of Performance Shares:	[___________________]

AWARD OF PERFORMANCE SHARES

1.
GRANT OF PERFORMANCE SHARES. The Compensation Committee (the “Committee”) of the Board of Directors of Quanex Building Products Corporation, a Delaware corporation (the “Company”), subject to the terms and provisions of the Quanex Building Products Corporation 2020 Omnibus Incentive Plan (the “Plan”), hereby awards to you, the above-named Grantee, effective as of the Date of Award set forth above, the number of Performance Shares set forth above in accordance with the formulas below, on the terms and conditions set forth in this Performance Share Award Agreement (this “Agreement”).

Each Performance Share provides you an opportunity to earn a cash payment based upon attainment of the Performance Goal(s) during the Performance Period. For purposes of this Agreement, the term “Performance Period” means the three-year period beginning November 1, [____], and ending October 31, [____] (the “Ending Date”) and the term “Performance Goal” means the attainment of the following goal:

[___________________]
Maximum Milestone	[___________________]
Target Milestone	[___________________]
Threshold Milestone	[___________________]

This Award shall “vest” (as described in Section 2 of this Agreement) on the date on which the Committee certifies that the Performance Goal has been satisfied or, if earlier, on the date you are otherwise entitled to receive a payment under Section 5 of this Agreement. For purposes of this Agreement, the term “Common Stock” shall mean the Company’s common stock, $0.01 par value per share.

2.
AWARD MODIFIER. The aggregate number of Performance Shares to vest under this Agreement is equal to the Target Number of Performance Shares set forth above multiplied by the award modifier set forth below (the “Award Modifier”). For purposes of this Agreement, such Performance Shares shall be referred to as the “Vested Shares.”

The following table shows the requisite performance and applicable Award Modifiers for the Award.

	[___________________]	Award Modifier
Maximum Milestone	[___________________]	[___]%
Target Milestone	[___________________]	[___]%
Threshold Milestone	[___________________]	[___]%

Performance below the threshold milestone will result in 0% Award Modifier. The Award Modifier will be interpolated for performance between threshold and target milestones, and target and maximum milestones.

Award Determination
For avoidance of doubt, awards will be determined in accordance with the following formula:
Target Number of Performance Shares x Applicable Award Modifier = Total Vested Performance Shares

3.
PAYMENT. The total value (the “Earned Amount”) owed to you in connection with this Agreement will be determined by multiplying the number of Total Vested Performance Shares by the average Fair Market Value of the Common Stock for the last ten trading days of the Performance Period. Except as otherwise expressly provided herein, the total value owed to you based on the calculations set forth above will be paid to you one hundred percent (100%) in cash (the “Cash Payment”).

Any amount payable to you pursuant to this Agreement will be paid to you by the legal entity that is a member of the group comprising the Company and all Affiliates (collectively, the “Company Group”) and that is classified as your employer (the “Employer”) (or the Company, as applicable), as soon as administratively practicable following the date of the Committee’s certification that the Performance Goal has been satisfied, but no later than March 15 of the calendar year following the calendar year in which the Ending Date occurs (the “Payment Date”). The Cash Payment made to you under this Agreement will be issued and made to you in exchange for the Performance Shares and thereafter you shall have no further rights with respect to such Performance Shares or this Agreement.

4.	EXAMPLE CALCULATION.
Assume the following:

•	Performance Share Grant of 1,000 shares.

•	Threshold, Target, and Maximum Award Modifiers of 75%, 100%, and 200% respectively.

•	Actual Company performance precisely halfway between the Target and Maximum milestones.

•	The average Fair Market Value of the Common Stock for the last ten trading days of the Performance Period is $25.00.
The total number of Performance Shares to vest would be calculated as follows:
1,000 Performance Shares x 150% Award Modifier = 1,500 Performance Shares
Total Performance Shares to vest = 1,500 Vested Performance Shares
Example Payment of Vested Shares:
The executive will receive 100% of the award in cash. The Cash Payment will be equal to 1,500 Vested Shares x the average of the Fair Market Value of Common Stock for the last ten trading days of the Performance Period ($25.00), which results in a Cash Payment of $37,500.

5.
SEPARATION FROM SERVICE/CHANGE IN CONTROL OF THE COMPANY. Notwithstanding anything to the contrary in this Agreement, the following provisions will apply in the event of your Separation from Service (within the meaning of Section 409A (your “Separation from Service”)) from the Company Group, or a Change in Control (as such term is defined in the Plan) of the Company occurs, on or before the Ending Date.

5.1    Separation from Service Generally. Except as otherwise expressly provided to the contrary in this Section 5, in the event of your Separation from Service on or before the Ending Date, all of your rights in this Agreement, including all rights to the Performance Shares granted to you, will lapse and be completely forfeited without consideration on the date of your Separation from Service.
5.2    Change in Control of the Company. If a Change in Control of the Company occurs on or before the Ending Date, you do not incur a Separation from Service prior to that time, and the successor company in the Change in Control does not otherwise assume or substitute for the award granted hereby, then no later than ten (10) business days after the closing date of the Change in Control of the Company, the Company or its successor will pay to you an amount in cash equal to the product of the Company’s closing stock price on the date of the Change in Control multiplied by (1) the Vested Shares as calculated as of the date of the Change in Control (i.e., based on actual performance as of the Change in Control), if calculable at that time, or if not so calculable, (2) the Target Number of Performance Shares that were awarded to you under this Agreement for the fiscal year in which the Change in Control of the Company occurs (the “Award Target Value”). Such payment will be made to you in exchange for the Performance Shares and thereafter you shall have no further rights with respect to such Performance Shares or this Agreement and the Company Group will have no further obligations to you pursuant to the Performance Shares or this Agreement. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to the deferral of compensation and payment hereunder is subject to Section 409A, then the transaction or event with respect to such payment must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A, and if it does not, and the payment does not meet any other exemption under Section 409A, then payment shall be made when it otherwise would have been made, notwithstanding the Change in Control.
If this Award is assumed or substituted for in connection with a Change in Control, and if you incur an involuntary termination by the Company or its successor without Cause, or you voluntarily terminate employment for Good Reason, in each case within twenty-four (24) months following the effective date of a Change in Control of the Company, then any unvested portion of this Award shall vest in full upon such termination. For purposes of this Award, the following terms are defined as follows:
“Cause” means any action or inaction by you that constitutes (a) gross negligence or willful misconduct in connection with your duties or in the course of your employment with the Company; (b) any act of fraud, embezzlement or theft in connection with your duties or in the course of employment with the Company; (c) intentional wrongful damage to property of the Company; (d) a substantial failure by you to perform your duties after notice to you and a reasonable opportunity to cure; (e) your material breach of restrictive covenants contained in any Company policy or any agreement between you and the Company; or (f) your intentional wrongful disclosure of secret processes or confidential information of the Company.

“Good Reason” means, to the extent any such action has been taken without your written consent, the occurrence of any of the following events: (a) the Company or its successor assigns to you any duties materially inconsistent with your position (including offices, titles and reporting requirements), authority, duties or responsibilities with the Company in effect immediately before the occurrence of the Change in Control, or otherwise makes any material negative change in any such position, authority, duties or responsibilities; (b) the Company or its successor takes any other action that results in a material diminution in such position, authority, duties or responsibilities or otherwise take any action that materially interferes therewith; (c) the Company or its successor materially reduces your annual base salary or target annual bonus as in effect immediately before the occurrence of the Change in Control, other than as part of a reduction of less than ten percent (10%) that is applicable to all executives of the Company or its successor; or (d) the Company or its successor relocates your principal office more than fifty (50) miles from your principal office at the time of the Change in Control, provided that such relocation results in an increase to your daily commute time. A termination for Good Reason also requires that you give the Company written notice of the Good Reason facts and circumstances within sixty (60) days of after becoming aware (or should have become aware) of the applicable facts and circumstances, the Company has an opportunity to cure such circumstances within thirty (30) days after receipt of notice, and you must terminate employment within thirty (30) days after expiration of the Company’s opportunity to cure.
5.3    Disability. In the event of your Separation from Service due to your Disability on or before the Ending Date, you will be entitled to receive a Cash Payment based on the Target Number of Performance Shares, as soon as reasonably practicable following your Separation from Service. Such payment will be made to you in exchange for the Performance Shares and thereafter you shall have no further rights with respect to such Performance Shares or this Agreement and the Company Group will have no further obligations to you pursuant to the Performance Shares or this Agreement.
5.4    Death. In the event of your Separation from Service due to your death on or before the Ending Date, your estate will be entitled to receive a Cash Payment based on the Target Number of Performance Shares, as soon as reasonably practicable following your Separation from Service. Such payment will be made in exchange for the Performance Shares and thereafter your estate and heirs, executors, and administrators shall have no further rights with respect to such Performance Shares or this Agreement and the Company Group will have no further obligations pursuant to the Performance Shares or this Agreement.
5.5    Retirement. In the event of your Separation from Service due to your Retirement on or before the Ending Date, you will be entitled to receive a Cash Payment, on the Payment Date, equal to the product of (1) and (2) where (1) is the amount in cash you would have received under this Agreement if you had not incurred a Separation from Service on or before the Ending Date and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date of your Separation from Service and the denominator of which is the number of days in the Performance Period. Such payment will be made to you in exchange for the Performance Shares and thereafter you shall have no further rights with respect to such Performance Shares or this Agreement and the Company Group will have no further obligations to you pursuant to the Performance Shares or this Agreement. For purposes of this Section 5.5 “Retirement” means your voluntary Separation from Service on or after the date on which (a) you are age 65 or (b) you are age 55 and have five years of service with the Company Group.

6.
TAX WITHHOLDING. To the extent that any payment pursuant to this Agreement results in income, wages or other compensation to you for any income, employment or other tax purposes with respect to which the Company or the Employer, as applicable, has a withholding obligation, you shall deliver to the Company or the Employer at the time of such payment, as the case may be, such amount of money as the Company or the Employer may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company or the Employer is authorized to withhold from any payment under this Agreement, or from any cash or stock remuneration or other payment then or thereafter payable to you by the Company or the Employer, any tax required to be withheld by reason of such taxable income, wages or compensation including (without limitation) shares of Common Stock sufficient to satisfy the withholding obligation based on the last per share sales price of the Common Stock for the trading day immediately preceding the date that the withholding obligation arises, as reported in the New York Stock Exchange Composite Transactions.

7.
NONTRANSFERABILITY. The Performance Shares and your rights under this Agreement may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company Group shall not be bound thereby.

8.
CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the Performance Shares shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to the Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

9.
PERFORMANCE SHARES DO NOT AWARD CERTAIN RIGHTS OF A SHAREHOLDER. You shall not have the voting rights or any of the other rights, powers or privileges of a holder of the stock of the Company with respect to the Performance Shares that are awarded hereby.

10.
RIGHTS TO RECEIVE DIVIDEND EQUIVALENT PAYMENTS. You shall be entitled to Dividend Equivalents, pursuant to which you shall be entitled to receive, pursuant to the Plan, an amount equal to the aggregate regular cash dividends with a record date during the Performance Period that would have been payable to you with respect to the shares of Common Stock underlying the Award had such shares been outstanding on the applicable record date. Such Dividend Equivalents, cash dividends, stock, and any other property distributed as a dividend or otherwise with respect to the Performance Shares covered by this Award shall be accumulated, and shall be subject to restrictions and risk of forfeiture to the same extent as otherwise set forth in this Agreement. The combined value of any such distributions shall be paid to you in cash at the time such restrictions and risk of forfeiture subject to this Award lapse.

11.
EMPLOYMENT RELATIONSHIP. For purposes of the Agreement, you shall be considered to be in the employment of the Company Group as long as you have an employment relationship with the Company Group. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan, and the Committee’s determination shall be final and binding on all persons.

12.
NOT AN EMPLOYMENT AGREEMENT. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between you and the Company or any Affiliate or guarantee the right to remain employed by the Company or any Affiliate for any specified term.

13.
LIMIT OF LIABILITY. Under no circumstances will the Company or an Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

14.
REIMBURSEMENT OF EXECUTIVE COMPENSATION IN RESTATEMENT SITUATIONS. To the extent permitted by law, and as determined by the Board in its judgment, the Company may require reimbursement of a portion of any payment to you under this Agreement when (a) the award payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement and (b) a lower payment would have been made to you based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which your cash payment for the relevant period exceeded the lower payment that would have been made based on the restated financial results. If there are multiple performance metrics and one is more readily calculable to determine whether a lower payment should have been made, then the same ratio or percentage applicable for the readily calculable metric shall be applied to the other metric(s) so that the entire award payment is recovered on a pro-rata basis to the event. No reimbursement shall be required if such material restatement was caused by or resulted from any change in accounting policy or rules.

15.
AGREEMENT TO REPAYMENT OF PERFORMANCE BASED INCENTIVE COMPENSATION WHEN PAYMENTS ARE REQUIRED UNDER FEDERAL LAW OR THE RULES OF AN EXCHANGE. You acknowledge that the Company is a publicly-traded entity subject to the laws and regulations of the United States Securities and Exchange Commission, as well as the requirements of the New York Stock Exchange. You further acknowledge that the Company’s approved form agreements for performance-based incentive compensation granted to you contain certain “clawback” terms and provisions. You agree to the terms and conditions of any policy adopted by the Company to comply with, or any decision of the Company to adhere to, any requirement or policy of the New York Stock Exchange (or any other exchange on which the securities of the Company are listed) pursuant to Section 10D of the Securities Exchange Act of 1934 (the “Policy”) from this point forward for any grants made previously or in the future. Section 10D provides for the recovery of incentive-based compensation that has been erroneously granted, earned, vested or paid because of one or more errors that are material in the financial statements of the Company. To the extent such Policy requires the repayment or recovery of incentive-based compensation granted to, or earned or received by you, or in which you vested, whether granted, vested, earned or paid pursuant to any past or future award agreements or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, you agree to the forfeiture, recovery or repayment of such amounts to the extent required by such Policy.

16.
EMPLOYER LIABLE FOR PAYMENT. Except as the Committee may determine otherwise in connection with a Change in Control, the Employer (or the Company, as applicable), is liable for the payment of any amounts that become due under this Agreement.

17.
SECTION 409A OF THE INTERNAL REVENUE CODE. This Agreement and all payments made hereunder, are intended to meet the short-term deferral exception described under section 1.409A-1(b)(4) of the applicable Treasury regulations, or otherwise comply with, Section 409A, and this Agreement shall be interpreted so as to effect that intent. By accepting this Award, you acknowledge and agree that (a) you are not relying upon any written or oral statement or oral statement or representation of the Company, its Affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with execution of this Agreement and the Cash Payment made pursuant to the Plan, and (b) in deciding to enter into this Agreement, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted. By accepting this Award, you thereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the Award and this Agreement.

18.
DELAYED PAYMENT IN CERTAIN CIRCUMSTANCES. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IF YOU ARE A “SPECIFIED EMPLOYEE” (WITHIN THE MEANING OF SECTION 409A) AND THE COMPANY DETERMINES THAT A PAYMENT HEREUNDER IS NOT PERMITTED TO BE PAID ON THE DATE SPECIFIED WITHOUT THE IMPOSITION OF ADDITIONAL TAXES, INTEREST OR PENALTIES UNDER SECTION 409A, THEN NO PAYMENTS SHALL BE MADE TO YOU PURSUANT TO THIS AWARD DUE TO A SEPARATION FROM SERVICE FOR ANY REASON BEFORE THE EARLIER OF THE DATE THAT IS SIX MONTHS AND A DAY AFTER THE DATE ON WHICH YOU INCUR SUCH SEPARATION FROM SERVICE OR FIVE BUSINESS DAYS FOLLOWING THE DATE OF YOUR DEATH.

19.
MISCELLANEOUS. This Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between this Agreement and the Plan provisions, the Plan provisions will control. The term “you” and “your” refer to the Grantee named in this Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan. This Agreement shall be binding on all successors and assigns of the Company.

In accepting the award of Performance Shares set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan and this Agreement.

QUANEX BUILDING PRODUCTS CORPORATION

[Name]
[Title]

Cash Settled Performance Share